Exhibit 99.1 - Press Release of Firearms Training Systems, Inc. dated July 25, 2004

NEWS RELEASE

Media Contact:

Tim Lee

Freebairn & Co.

800.715.9435

tlee@freebairn.com

FATS, Inc.

IR Contact: John Morelli

800.813.9046

www.fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS

FY04 FOURTH QUARTER AND FISCAL YEAR FINANCIAL PERFORMANCE

AND AN AMENDMENT EXTENDING THE MATURITY DATE OF ITS CREDIT

AGREEMENT

June 25, 2004, Suwanee (Atlanta), GA - Firearms Training Systems, Inc. (OTC: FATS) expects to file its fiscal year 2004 Annual Report on Form 10-K with the Securities and Exchange Commission by June 29, 2004.

As reflected in the financial statements for the fiscal year ended March 31, 2004, revenues were $71,854,000 versus $66,125,000 in the prior year. Significant increases of $5,939,000 in gross margin and $4,171,000 in operating income were accomplished during the current year. Increases in interest expenses reduced net income for fiscal 2004 to $5,038,000, or $0.07 per diluted share, which included a $2,331,000 tax benefit, compared with $7,032,000, or $0.10 per diluted share for fiscal 2003. The tax benefit for fiscal 2004 is primarily the result of the Company’s ability to currently recognize $2,774,000 in deferred tax assets because we now expect it to be more likely than not that we will realize future taxable income.

The quarterly financial information (unaudited) to be included in the form 10-K discloses revenue for the fourth quarter ended March 31, 2004, of $26,826,000 versus $23,465,000 for the same period in the prior year. Net income, which includes a $2,102,000 tax benefit, was $7,605,000, or $0.10 per diluted share for the fourth quarter of fiscal 2004, compared with $5,340,000, or $0.07 per diluted share, which included a tax benefit of $1,810,000 for the same period of fiscal 2003.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are pleased to report significant improvements in our operations for both the fourth quarter and the fiscal year ended March 31, 2004. Along with significantly increased sales, particularly in our international markets, our margins continue to improve and our cost containment measures continue to minimize the percentage of revenue consumed by our operating expenses. As a result, our operating income increased from 9.8% of revenue for fiscal 2003 to 14.8% of revenue for fiscal 2004. Our bookings and backlog also remain at significant levels. The Company’s backlog as of March 31, 2004 was approximately $59.3 million with approximately $48.4 million scheduled for delivery during our 2005 fiscal year.

We are also pleased to announce the successful negotiation with our lenders of an amendment to the Company’s existing credit agreement extending the maturity date of the Senior and Junior Secured Loans and the Revolving Loans and Letters of Credit from October 15, 2004 to October 15, 2005.

Under the terms of the amendment, if we are successful in refinancing the existing credit agreement prior to September 30, 2004, the Company will pay an amendment fee of approximately $205,000 upon completion of the refinancing. If the existing credit agreement is not refinanced prior to September 30, 2004, the amendment fee will be approximately $410,000 payable on September 30, 2004. Additionally, the $1,100,000 principal payment due on June 30, 2004 was reduced to $500,000 and additional principal payments of $2,000,000, $400,000 and $1,100,000 are scheduled for August 31, 2004, December 31, 2004 and June 30, 2005, respectively. All other terms and conditions of the existing credit agreement remain unchanged. We believe cash flow from operations will be sufficient to meet the terms of this amendment.”

Mr. Mohling emphasized that this amendment is evidence of the cooperation of our current lending group in the Company’s efforts to secure a refinancing arrangement for our debt structure on terms that will be satisfactory to the Company and to our stockholders. We continue to negotiate with several parties and have received proposals for the refinancing that appear favorable. While this amendment does provide additional time to complete those negotiations, we can currently provide no assurance that an arrangement will be negotiated on satisfactory terms, if at all.

Firearms Training Systems, Inc. (OTC: FATS) designs and sells software and hardware simulation training systems that improve the skills of the world’s military, law enforcement and security forces. FATS training systems provide judgmental, tactical and combined arms experiences, utilizing company-produced weapons and simulators. The Company serves U.S. and international customers from its headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Singapore, Netherlands and United Kingdom. FATS, an ISO 9000 certified company, celebrates its 20th anniversary in 2004. The company Web site is www.fatsinc.com.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; the Company’s success in restructuring its debt obligations; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2003	2004	2,003	2004
	(unaudited)
Revenues	$23,465	$26,826	$66,125	$71,854
Cost of Revenues	16,412	14,101	44,956	44,746

Gross margin	7,053	12,725	21,169	27,108
Gross margin %	30.1%	47.4%	32.0%	37.7%
Operating expenses:	3,463	5,048	14,696	16,464
Operating income	3,590	7,677	6,473	10,644
Other income (expense), net:	17	(2,174)	(10)	(7,937)
Income before provision for income taxes	3,607	5,503	6,463	2,707
Provision (benefit) for income taxes	(1,810)	(2,102)	(867)	(2,331)

Net income	5,417	7,605	7,330	5,038
Accretion of preferred stock	(77)	—	(298)	—

Net income applicable to common shareholders	$5,340	$7,605	$7,032	$5,038

Basic earnings per common share	$0.08	$0.11	$0.10	$0.07

Diluted earnings per common share	$0.07	$0.10	$0.10	$0.07

Weighted average common shares outstanding - basic	70,153	70,153	70,153	70,153

Weighted average common shares outstanding - diluted	71,497	73,286	71,729	72,023

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FIREARMS TRAINING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,457	$2,367
Restricted cash	1,439	2,502
Accounts receivable, net	18,469	23,317
Income tax receivable	823	104
Costs and estimated earnings in excess of billings on uncompleted contracts	4,697	4,268
Unbilled receivables	103	62
Inventories, net	10,059	12,221
Deferred income taxes	—	770
Prepaid expenses and other current assets	1,643	1,020

Total current assets	40,690	46,631

Property and equipment, net	2,018	2,398
Other assets
Deferred income taxes	—	2,004
intangible assets, net	98	187

Total assets	$42,806	$51,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Long-term debt due within one year	$457	$2,953
Accounts payable	5,248	3,679
Accrued liabilities	4,826	7,002
Accrued interest	861	949
Income taxes payable	176	214
Billings in excess of costs and estimated earnings on uncompleted contracts	1,277	1,428
Deferred revenue	1,854	1,239
Warranty and contract costs provision - current	2,015	1,074

Total current liabilities	16,714	18,538
Long-term debt	39,858	38,168
Warranty and contract costs provision - noncurrent	615	356
Other noncurrent liabilities	496	587

Mandatory redeemable preferred stock	27,617	30,485

Stockholders’ deficit:
Common stock	—	—
Additional paid-in-capital	123,215	123,215
Stock warrants	613	613
Accumulated deficit	(166,219)	(161,181)
Accumulated other comprehensive income (loss)	(103)	439

Total stockholders’ deficit	(42,494)	(36,914)

Total liabilities and stockholders’ deficit	$42,806	$51,220

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